Exhibit 10.6

NEOS THERAPEUTICS, INC.

THIRD AMENDED AND RESTATED

SUBORDINATED PROMISSORY NOTE

$5,935,227	Santa Barbara, California
December 31, 2013

FOR VALUE RECEIVED, NEOS THERAPEUTICS, INC., a Delaware corporation (the “Maker”), promises to pay to the order of ESSEX CAPITAL CORPORATION, a California corporation (“Essex”), in the manner and at the place hereinafter provided, the principal amount of FIVE MILLION NINE HUNDRED THIRTY-FIVE THOUSAND TWO HUNDRED TWENTY-SEVEN DOLLARS ($5,935,227), together with interest as calculated below.

1.                                      Calculation of Interest. Interest on the principal amount of this Note outstanding from time to time shall accrue from the date hereof until paid in full. The interest rate shall be ten percent (10%) per annum, compounded monthly; provided that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at maturity, by notice of prepayment, by acceleration or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate which is five percent (5%) per annum in excess of the rate of interest otherwise payable under this Note. All computations of interest shall be made on the basis of a 360-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).

2.                                      Payment Terms.

2.1                               Payments of Principal. Except as otherwise provided in this Note, the full principal amount of this Note shall be paid on March 31, 2017.

2.2                               Payments of Interest. Interest on this Note shall be payable (i) in arrears on the last day of each calendar month, (ii) upon any prepayment of this Note pursuant to Section 2.4, and (iii) at maturity. The foregoing notwithstanding, monthly interest payments pursuant to clause (i) shall not commence until the last day of the month in which Maker has generated, in each of the three consecutive months ending on the last day of such month, EBITDA equal to or greater than the amount required to make current interest payments in cash hereunder. Maker shall not be required to make a monthly interest payment pursuant to clause (i) for any subsequent month in which it fails to generate EBITDA equal to or greater than the amount required to make current interest payments in cash hereunder and any such interest payable pursuant to this sentence which is deferred may, at the election of the Maker, be deemed paid by application to the outstanding principal amount of this Note, which application shall have the effect of increasing the outstanding principal amount hereof. Nothing in this Section 2.2 shall be deemed to limit the accrual of interest pursuant to Section 1 of this Note. “EBITDA” for a given period shall mean the amount of net income (or net loss) of Maker and its subsidiaries for such period, as determined on a consolidated and combined basis in accordance with GAAP, plus (i) the interest expense (both expensed and capitalized), income tax expense, depreciation expense, and amortization expense of Maker and its subsidiaries for such period, as determined on a consolidated and combined basis in accordance with GAAP, and plus or minus (as the case may be) (ii) any other non-cash charges (including non-cash expenses related to stock options) which have been added or subtracted, as the case may be, in calculating net income for such period. “GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof, consistently applied.

2.3                               Manner of Payment. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America, at Essex’s option, by check mailed to the office of Essex at 1486 East Valley Road, 2nd Floor, Santa Barbara, California 93108 (or such other place as shall be designated in a written notice from Essex delivered to Maker) or by wire transfer to an account designated by Essex. Each payment made hereunder shall be credited first to any collection costs then due under Section 7.6, then to interest then due, and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited.

2.4                               Prepayments. Maker shall have the right at any time and from time to time, to prepay the principal of this Note in whole or in part without premium or penalty. Each prepayment hereunder must be accompanied by payment of (i) all interest on this Note that has accrued but not been paid pursuant to Section 2.2 (but excluding interest which has been capitalized pursuant to Section 2.2), and (ii) interest on the principal amount of the Note being prepaid to the date of prepayment.

3.                                      Subordination.

3.1                               Subordination to Senior Indebtedness. This Note is subordinate to certain indebtedness for money borrowed by Maker from time to time (the “Senior Indebtedness”) from Midcap Financial SBIC, LP or any bank, financial institution, insurance company or other institutional lender in replacement thereof (“Senior Lender”) including pursuant to that certain Loan and Security Agreement dated August 20, 2012, among Neos Therapeutics, Inc and its subsidiaries, and Midcap Financial SBIC, LP, as amended through the date hereof, or any renewal or extension thereof (together, the “Senior Loan Agreement”), between Maker and Senior Lender. Essex may receive payments of principal and interest under this Note so long as no “Event of Default” (as defined in the Senior Loan Agreement or other documents evidencing the Senior Indebtedness) has occurred and is continuing.

3.2                               Series A, B, B-1 and C Preferred Stock (“Preferred Stock”). In the event that the holders (the “Holders”) of Maker’s shares of Preferred Stock (as defined in Maker’s Amended and Restated Certificate of Incorporation (the “Charter”)) do not receive the full “Preferred Liquidation Preference” (as defined in the Charter) upon (i) any voluntary or involuntary liquidation, dissolution or winding up of Maker or (ii) a “Deemed Liquidation Event” (as defined in the Charter) requiring Maker to pay the Preferred Liquidation Preference to such Holders, then any remaining payments under this Note shall be subordinate to the payment to the Holders of an amount equal to the difference between the full Preferred Liquidation Preference and the amount actually received by the Holders. Essex may receive payments of principal and interest under this Note prior to the date, if any, that the Holders fail to receive the full Preference Liquidation Preference when required to be paid.

4.                                      Covenants. Maker covenants and agrees that until this Note is paid in full:

4.1                               Information. Maker will promptly provide to Essex financial and other information customarily prepared by Maker and reasonably related to the performance of the Maker’s obligations under this Note as Essex may request. Without limiting the foregoing, within thirty (30) days after the end of each calendar month, Maker will provide Essex with a computation of EBITDA for such month in form and detail reasonably satisfactory to Essex.

4.2                               Notice of Default. Promptly after the occurrence of an Event of Default or an event, act or condition which, with notice or lapse of time or both, would constitute an Event of Default, Maker will provide Essex with a certificate of the chief executive officer or chief financial officer of Maker specifying the nature thereof and Maker’s proposed response thereto.

5.                                      Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

5.1                               Default-Payment. The failure of Maker to pay any principal under this Note when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise or the failure of Maker to pay any interest or other amount due under this Note within ten days after the date due.

5.2                               Default-Covenants. Failure on the part of Maker duly to observe or perform any of the other covenants or agreements on the part of Maker contained in this Note, and such failure shall continue unremedied for a period of ten days after the date on which written notice specifying such failure, and requiring Maker to remedy the same, shall have been given to Maker by Essex.

5.3                               Involuntary Bankruptcy. A decree or order for relief in respect of Maker or any of its subsidiaries or approving as properly filed a petition seeking reorganization of Maker in an involuntary case under Title 11 of the United States Bankruptcy Code, as amended (hereinafter “Bankruptcy Code”), or any other similar applicable Federal or State law shall have been entered by a court having jurisdiction in the premises, and such decree or order shall have continued in force undischarged and unstayed for a period of sixty (60) days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Maker or any of its subsidiaries or their property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have continued in force undischarged and unstayed for a period of sixty (60) days.

5.4                               Voluntary Bankruptcy. Maker or any of its subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar applicable Federal or State law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

5.5                               Liquidation. Any voluntary or involuntary liquidation, dissolution or winding up of Maker or a “Deemed Liquidation Event” (as defined in the Charter).

5.6                               Acceleration under Senior Loan Agreement. The Senior Lender shall declare the entire principal amount under the Senior Loan Agreement to be due and payable as a result of an event of default thereunder.

6.                                      Remedies. Upon the occurrence of any Event of Default specified in Sections 5.3, 5.4 or 5.5, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker), and upon the occurrence and during the continuance of any other Event of Default Essex may, by written notice to Maker, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).

7.                                      General Provisions.

7.1                               Use of Proceeds. The proceeds of this Note are to be used by Maker exclusively for commercial, business or investment purposes.

7.2                               Usury Limitations. All agreements between Maker and Essex are expressly limited, so that in no event or contingency whatsoever, whether by reason of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Essex for the use, forbearance or detention of the money advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances whatsoever, the fulfillment of any provision of this Note, after timely performance of such provision is due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity, and if, under any circumstances whatsoever, Essex shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance under this Note and to the payment of interest, or, if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Maker. This provision shall control every other provision of this Note.

7.3                               Waiver. Maker, for itself and its respective legal representatives, successors, and assigns, expressly waives demand, notice of nonpayment, presentment for demand, presentment for the purpose of accelerating maturity, dishonor, notice of dishonor, protest, notice of protest, notice of maturity, and diligence in collection.

7.4                               Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding any laws that direct the application of another jurisdiction’s laws.

7.5                               Captions. The section and subsection headings in this Note are included for purposes of convenience and reference only and shall not affect in any way the meaning or interpretation of this Note.

7.6                               Collection Costs. Maker agrees to pay all court costs and attorneys’ fees if counsel is engaged to assist in the collection of this Note after an Event of Default hereunder, or to reclaim, protect, preserve or enforce Essex’s interests hereunder, or if any action is commenced to construe or enforce the terms of this Note.

7.7                               Replacement of Original Note. This Third Amended and Restated Subordinated Promissory Note is made in replacement of that certain Second Amended and Restated Subordinated Promissory Note dated as of December 21, 2012, in the original principal amount of $5,328,540, made by the Maker payable to KF Leasing Partners, LP.

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IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

NEOS THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Alan Heller
Alan Heller, Chairman of the Board

AMENDMENT TO

THIRD AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

(Subordinated Note Amendment”)

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, the undersigned, ESSEX CAPITAL CORPORATION, a California corporation (“Essex”) and NEOS THERAPEUTICS, INC., a Delaware corporation, (the “Maker”), hereby agree to the following modifications of that certain Third Amended and Restated Subordinated Promissory Note, dated December 31, 2013, made by the Maker and payable to the order of Essex, under which $6,271,157 in principal and accrued interest is outstanding as of July 18, 2014 (the “Note”):

1.                                      Beginning on the date of this Subordinated Note Amendment and until the Reduction Termination Date (as defined below), normal interest on the Note shall be calculated using an interest rate of six percent (6%) per annum, rather than the interest rate of ten percent (10%) per annum that is set forth in the second sentence of Section 1 of the Note (such reduction in the interest rate, the “Rate Reduction”). From and after the Reduction Termination Date, normal interest on the Note shall again be calculated using an interest rate of ten (10%) percent per annum. The term “Reduction Termination Date” as used herein shall mean the date that the aggregate savings in interest accrued attributable to the Rate Reduction equals $256,000, which is estimated to occur on July 31, 2015.

2.                                      The Rate Reduction is in consideration of the Maker’s payment of $128,000 to Essex, which Essex will apply to the paid settlement of any claims held by Hopen Therapeutics, LLC against either Essex or the Maker, pursuant to the terms of that certain Settlement Agreement and Release of Claims of even date hereof, by and among Essex, the Maker, Hopen Therapeutics, LLC, Neostx, Inc. and Ralph T. Iannelli.

3.                                      Notwithstanding the language of the second sentence of Section 1 of the Note, the interest accruing on the principal of the Note shall be compounded monthly and the interest rate has not been, and shall not be, compounded during the term of the Note. This modification is to correct the provision that states that the interest rate is compounded monthly.

4.                                      Except as expressly modified by the provisions of this Subordinated Note Amendment, the terms and the conditions of the Note shall continue unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Subordinated Note Amendment to Third Amended and Restated Subordinated Promissory Note as of July 21, 2014.

ESSEX CAPITAL CORPORATION,		NEOS THERAPEUTICS, INC.
a California corporation		a Delaware corporation

By:	/s/ Ralph T. Iannelli	By:	/s/ Vipin Garg
	Ralph T. Iannelli, President	Vipin Garg, Chief Executive Officer

SECOND AMENDMENT TO

THIRD AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

(“Subordinated Note Amendment”)

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, the undersigned, ESSEX CAPITAL CORPORATION, a California corporation (“Essex”) and NEOS THERAPEUTICS, INC., a Delaware corporation, (the “Maker”), hereby agree to the following modification of that certain Third Amended and Restated Subordinated Promissory Note, dated December 31, 2013, made by the Maker and payable to the order of Essex, as amended on July 21, 2014, under which $6,523,216 in principal and accrued interest is outstanding as of March 12, 2015 (as so amended, the “Note”):

1.                                      The Note is hereby amended as follows. Immediately following Section 7.7 of the Note, a new Section 7.8 is hereby added, and it shall read in its entirety as follows:

7.8                               Assignments, Pledges and Grants. Upon prior written consent of Maker’s Senior Lender, Essex may assign, pledge and/or grant security interests in this Note and its rights and remedies hereunder. Essex shall give prompt written notice to Maker of any such assignment, pledge and/or grant. Notwithstanding anything to the contrary in this Note, including, without limitation, Section 2.3, in the event that Essex directs the Maker to make payments in respect of this Note to any party other than Essex (the “Payee”), then (i) the Maker shall make all payments in respect of this Note to the Payee (subject however to the limitations set forth in Sections 3.1, 3.2, and 2.1 hereof, any rate reduction and the other terms and conditions of this Note (as amended); and (ii) the Maker shall not make any such payments to any other party, including, without limitation, Essex, without the prior written consent of the Payee, such consent to be granted or withheld in its sole and absolute discretion.

2.                                      Except as expressly modified by the provisions of this Second Amendment to Third Amended and Restated Subordinated Promissory Note, the terms and the conditions of the Note shall continue unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Second Amendment to Third Amended and Restated Subordinated Promissory Note as of March 13 , 2015.

ESSEX CAPITAL CORPORATION,		NEOS THERAPEUTICS, INC.
a California corporation		a Delaware corporation

By:	/s/ Ralph T. Iannelli	By:	/s/ Richard I. Eisenstadt
	Ralph T. Iannelli		Richard I. Eisenstadt
	President		Chief Financial Officer